Exhibit 99.1
For Immediate Release
October 24, 2006
CONTACT:
Doral Financial Corporation
Investor Relations:
Olga Mayoral (787) 474-6711
Media:
Lucienne Gigante (212) 329-3733
–- DORAL FINANCIAL CORPORATION HOLDS 2005 ANNUAL MEETING —
–- FURTHER STRENGTHENS MANAGEMENT TEAM —
SAN JUAN, Puerto Rico — October 24, 2006 —Doral Financial Corporation (NYSE:DRL), a diversified financial services company, today reported that, at its annual meeting of stockholders, the Company’s slate of directors, which include three new directors, was elected, and stockholders also ratified the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for 2006.
Separately, Glen Wakeman, Chief Executive Officer of Doral Financial, announced the appointment of Gerardo Leiva, as Executive Vice President in charge of Operations. Mr. Leiva is a Six Sigma Green Belt certified executive. Six Sigma is a methodology, the objective of which is to deliver world-class performance, reliability, and value to the end customer.
“In this regard,” Mr. Wakeman said. “Doral Financial is creating a Center of Excellence based on Six Sigma Methodology, which Mr. Leiva will lead and develop. I believe that Six Sigma-based management will be an important tool in Doral’s effort to enhance its efficiency, customer loyalty, and its effort to build stockholder value over the long term.” To support Leiva on this important initiative, Doral has appointed Carmine Y. Annexy, a Certified Six Sigma Master Black Belt, as a Six Sigma Director.
“Gerardo Leiva brings to Doral a proven path of successful organizational transformations and accomplishments. His broad banking experience of over 10 years at Citibank and General Electric as well as his formal education in Mexico’s top technology university should make him an important contributor to the transformation to Doral,” Mr. Wakeman stated.
In addition to being a certified Six Sigma Green Belt, Mr. Leiva is also certified in Advanced Information Management and the Acceleration Leadership Program, among others. He also has an Engineering degree with majors in Electronics and Communications.
Annexy, who holds a BS on Industrial Engineering from the University of Puerto Rico, Mayaguez, worked as Process Excellence Manager at Ethicon, Johnson & Johnson until her appointment. She brings to Doral Financial a solid experience on establishing continuous improvement strategies to achieve efficient and flexible operations. Annexy also offered Six Sigma Green and Black Belt training and coaching in the use of Process Excellence tools.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	potential adverse developments in connection with ongoing shareholder litigation against Doral Financial;

•	risks and uncertainties associated with the refinancing of the Company’s $625 million floating rate notes due July 2007;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.